EXHIBIT 99.1
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SkyTerra Communications, Inc.                 Contact:
19 West 44th Street, Suite 507                Robert Lewis
New York, New York 10036                      Senior Vice President
                                              and General Counsel
                                              212-730-7540
                                              info@skyterracom.com

                    SKYTERRA COMMUNICATIONS TERMINATES STOCK
     PURCHASE AGREEMENT -- CONTINUES ACQUISITION DISCUSSIONS WITH VERESTAR

NEW YORK, NY DECEMBER 23, 2003 - SkyTerra Communications, Inc. (OTCBB: SKYT) announced that it terminated the Stock Purchase Agreement by and among a wholly owned subsidiary of SkyTerra, Verestar and Verestar's parent company that was previously announced on September 2, 2003.

Verestar filed for bankruptcy protection under Chapter 11 of the United States Bankruptcy Code.

SkyTerra is continuing negotiations to acquire all or a substantial portion of Verestar's business, which is to provide integrated satellite and fiber services to government organizations, multi-national corporations, broadcasters and communications companies. By utilizing leased satellite and terrestrial capacity, its teleports in the United States and Europe, and a team of approximately 300 employees, Verestar designs, engineers and deploys managed networks for data, voice and video communications services.

There can be no assurances that SkyTerra will be able to agree upon satisfactory terms with Verestar. Any definitive agreement between Verestar and SkyTerra will be subject to bankruptcy court approval. In connection with the termination, SkyTerra is pursuing payment from Verestar's parent company of a break-up fee of approximately $3.5 million.



Caution Concerning Forward-Looking Statements
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This document includes certain "forward-looking statements" within the meaning of the Private Securities Litigation Reform Act of 1995. Actual results may differ materially from these expectations due to our ability to negotiate a satisfactory agreement for the purchase of Verestar's business, which would be subject to approval of the FCC, reaching agreements with certain of Verestar's key satellite vendors and bankruptcy approval. Actual results may also differ materially from these expectations depending upon whether we successful in collecting the break-up fee, which may be disputed by Verestar's parent and Verestar. Additional factors are detailed in the documents filed by SkyTerra Communications, Inc. with the Securities and Exchange Commission including but not limited to those contained under the Risk Factors section of the Annual Report on Form 10-K filed by the Company with the Securities and Exchange Commission on February 28, 2003. The Company assumes no obligation to update any such forward-looking statements to reflect actual results, changes in risks, uncertainties or assumptions underlying or affecting such statements or for prospective events that may have a retroactive effect.